Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Equity Incentive Plan, the 2021 Employee Stock Purchase Plan, and the 2019 Equity Incentive Plan, as amended, of Ventyx Biosciences, Inc. of our report dated August 20, 2021 (except for the last paragraph of Note 15, as to which the date is October 14, 2021), with respect to the financial statements of Ventyx Biosciences, Inc., included in its Registration Statement (Form S-1 No. 333-259891), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

October 21, 2021